EXHIBIT 21.1

LIST OF SUBSIDIARIES

United States Subsidiaries:

LumenVu, Inc., a Delaware subsidiary

Kesa Inc., a Delaware subsidiary

Foreign Subsidiaries:

SonoSite, Ltd., a United Kingdom subsidiary

SonoSite France SARL, a French subsidiary

SonoSite GmbH, a German subsidiary

SonoSite Iberica, S.L., a Spanish subsidiary

SonoSite Italy S.r.l, an Italian subsidiary

SonoSite (Asia) Limited, a Hong Kong subsidiary

SonoSite Japan KK, a Japanese subsidiary

SonoSite Australasia Pty Limited, an Australian subsidiary

SonoSite Canada, Inc., a Canadian subsidiary

SonoSite China Medical Ltd., a Hong Kong subsidiary

SonoSite Limited, a Hong Kong subsidiary

SonoSite Singapore Pte. Ltd., a Singapore subsidiary

SonoSite India Pte Limited, an Indian subsidiary

ABC 123 Ltd, a Hong Kong subsidiary